Pricing Supplement dated November 1, 1996              Rule 424(b)(3)
(To Prospectus dated May 24, 1996 and               File no. 33-61383
Prospectus Supplement dated May 24, 1996)

                      NEW PLAN REALTY TRUST

                  Medium-Term Note - Fixed Rate
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Face Amount:                            $10,000,000
Issue Price:                            100%
Interest Rate:                          7.68%
Interest Payment Dates:                 March 10 and September 10
Regular Record Dates:                   February 23 and August 26
Stated Maturity Date:                   November 2, 2026
Denominations (if other than
$1000 and integral multiples thereof):  _________________

Trade Date:                             October 29, 1996
Original Issue Date:                    November 1, 1996
Net Proceeds to Issuer:                 $9,978,300
Agent's Commission:                        $21,700
Name of Agent:                          Smith Barney Inc.
Agent acting in the capacity indicated below:

            x   As Agent
           ---

           ___  As Principal


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Day Count Convention:
        x  30/360 for the period from November 1, 1996 to November 2, 2026
       ---
       ___ Actual/360 for the period from           to

       ___ Actual/Actual for the period from        to

       ___ Other (see attached)                     to

Redemption:
        x  The Notes cannot be redeemed prior to the Stated
       --- Maturity Date.
       ___ The Notes may be redeemed prior to Stated Maturity
           Date.
           Initial Redemption Date:
           Initial Redemption Percentage:    %
           Annual Redemption Percentage Reduction:    % until
                 Redemption Percentage is 100% of the Principal
                 Amount.

Repayment:

        x  The Notes cannot be repaid prior to the Stated
       --- Maturity Date.
       ___ The Notes can be repaid prior to the Stated Maturity
           Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Repayment Price:     %

Original Issue Discount:       ___ Yes       X   No
                                            ---
Total Amount of OID:
       Yield to Maturity:
       Initial Accrued Period:


Form:   x   Book-entry         ___ Certificated
       ---